Exhibit 99.1

FOR IMMEDIATE RELEASE

ROYAL CARIBBEAN GROUP REPORTS 2023 RESULTS AND EXPECTS RECORD EARNINGS IN 2024 ON STRONG DEMAND

Strong demand and enhanced margin drive fourth quarter earnings
Record start to WAVE and record booked position provide strong momentum to 2024
Adjusted EPS in 2024 are expected to be $9.50 - $9.70

MIAMI – February 1, 2024 – Royal Caribbean Group (NYSE: RCL) today reported 2023 Earnings per Share ("EPS") of $6.31 and Adjusted EPS of $6.77. These results were better than the company's guidance due to stronger close-in demand. The strength is continuing into 2024 with Adjusted EPS expected to be in the range of $9.50 to $9.70 per share.

"2023 was an exceptional year, propelled by unmatched demand for our brands from new and loyal guests," said Jason Liberty, president and CEO, Royal Caribbean Group. "With the wind in our sails and record-breaking bookings, 2024 is poised to be another robust year, and we expect to achieve two of our Trifecta goals one year early," added Liberty. "With our industry-leading global brands combined with the most innovative fleet and destinations, we remain intensely focused on delivering a lifetime of vacations and priceless memories for our guests while delivering exceptional long-term shareholder value."

Full Year 2023 Results:
•Gross Margin Yields increased 13.2% as-reported. Net Yields increased 13.5% in Constant Currency (13.2% as-reported). Both metrics are compared to 2019.
•Gross Cruise Costs per Available Passenger Cruise Day ("APCD") increased 10.9% as-reported. Net Cruise Costs ("NCC"), excluding Fuel, per APCD increased 7.9% in Constant Currency (7.5% as-reported). Both metrics are compared to 2019, and include approximately 65 bps, compared to prior guidance, related to increase in stock compensation expense due to the significant rise in share price.

•Total revenues were $13.9 billion, Net Income was $1.7 billion or $6.31 per share, Adjusted Net Income was $1.8 billion or $6.77 per share, and Adjusted EBITDA was $4.5 billion.

Full Year 2024 Outlook:
•WAVE season is off to a record start. Booked load factors and rates are higher than all prior years.
•Net Yields are expected to increase 5.25% to 7.25% in Constant Currency (5.30% to 7.30% as-reported), compared to 2023.
•NCC, excluding Fuel, per APCD is expected to increase 3.75% to 4.25% in Constant Currency (3.80% to 4.30% as-reported) compared to 2023, and include 315 bps of costs related to increased drydock days and the new operations of Hideaway Beach at Perfect Day at CocoCay.
•Adjusted EPS is expected to grow 40% year over year and be in the range of $9.50 to $9.70.
•The company expects to achieve two of its Trifecta goals in 2024: triple digit EBITDA per APCD and ROIC in the teens, one year earlier than prior expectations.

Fourth Quarter 2023 Results
Net Income for the fourth quarter of 2023 was $0.3 billion or $1.06 per share compared to Net Loss of $(0.5) billion or $(1.96) per share for the same period in the prior year. Adjusted Net Income was $0.3 billion or $1.25 per share for the fourth quarter of 2023 compared to Adjusted Net Loss of $(0.3) billion or $(1.12) per share for the same period in the prior year. The company also reported total revenues of $3.3 billion and Adjusted EBITDA of $1.0 billion.

Gross Margin Yields increased 30.9% as-reported, and Net Yields increased 17.9% in Constant Currency (17.3% as-reported) when compared to the fourth quarter of 2019. Load factor for the quarter was 105%.

Gross Cruise Costs per APCD increased 9.7% as-reported, compared to 2019. NCC, excluding Fuel, per APCD increased 6.7% in Constant Currency (6.2% as-reported), when compared to 2019 and included approximately 250 bps related to increase in stock compensation expense compared to prior guidance due to the significant rise in share price.

Full Year 2023 Results
For the full year 2023, the company reported Net Income of $1.7 billion or $6.31 per share compared to Net Loss of $(2.2) billion or $(8.45) per share in the prior year. The company also reported Adjusted Net Income of $1.8 billion or $6.77 per share for the full year 2023 compared to Adjusted Net Loss of $(1.9) billion or $(7.50) per share in the prior year.

Gross Margin Yields increased 13.2% as-reported, and Net Yields increased 13.5% in Constant Currency (13.2% as-reported) when compared to 2019.

Gross Cruise Costs per APCD increased 10.9% as-reported and NCC, excluding Fuel, per APCD increased 7.9% in Constant Currency (7.5% as-reported), compared to 2019, and included 65 bps related to increase in stock compensation expense due to the significant rise in share price, compared to prior guidance.

Update on Bookings
The company is very encouraged about the demand and pricing environment for 2024. Overall, the five best booking weeks of the company's history have occurred since the last earnings call, including the first three weeks of WAVE. As a result, the company is now in a record booked position in both rate and volume. The booking strength is widespread benefiting all key itineraries. Consumer spending onboard and pre-cruise purchases continue to exceed prior years driven by greater participation at higher prices, indicating quality and healthy future demand.

The market response to the company's new ships (particularly Icon of the Seas), existing hardware and the expansion of Perfect Day at CocoCay (with Hideaway Beach) has been excellent and further positions the company for strong yield and earnings growth in 2024.

"Demand for our brands continues to outpace broader travel as a result of consumer spend further shifting toward experiences and the exceptional value proposition of our products," said Jason Liberty, president and CEO, Royal Caribbean Group. "We have exciting new vacation experiences in 2024, including the game changing Icon of the Seas, and have entered the year in a record booked position at significantly higher prices, further positioning us for a strong 2024."

As of December 31, 2023, the Group’s customer deposit balance was at $5.3 billion.

First Quarter 2024
Net Yields are expected to increase 15.2% to 15.7% in Constant Currency (15.3% to 15.8% as-reported) compared to 2023. First quarter yield growth is benefiting from both Load factor catch up and the annualization of pricing power that began during WAVE of 2023.

NCC, excluding Fuel, per APCD, is expected to increase 7.10% to 7.60% in Constant Currency (7.20% to 7.70% as-reported) compared to 2023 and includes 380 bps of costs related to increased drydock days and the operations of Hideaway Beach.

Based on current fuel pricing, interest rates, currency exchange rates and the factors detailed above, the company expects first quarter Adjusted EPS to be in the range of $1.10 to $1.20.

Fuel Expense
Bunker pricing, net of hedging, for the fourth quarter was $713 per metric ton and consumption was 421,000 metric tons.

The company does not forecast fuel prices and its fuel cost calculations are based on current at-the-pump prices, net of hedging impacts. Based on today's fuel prices, the company has included $307 million of fuel expense in its first quarter guidance at a forecasted consumption of 444,000 metric tons, which is 60% hedged via swaps. Forecasted consumption is 61%, 44%, and 15% hedged via swaps for 2024, 2025, and

2026, respectively. The annual average cost per metric ton of the hedge portfolio is approximately $509, $468, and $490 for 2024, 2025, and 2026, respectively.

The company provided the following guidance for the first quarter and full year 2024:

FUEL STATISTICS	First Quarter 2024	Full Year 2024
Fuel Consumption (metric tons)	444,000	1,727,000
Fuel Expenses	$307 million	$1,165 million
Percent Hedged (fwd. consumption)	60.0%	61.0%

GUIDANCE	As-Reported	Constant Currency
First Quarter 2024
Net Yields vs. 2023	15.30% to 15.80%	15.20% to 15.70%
Net Cruise Costs per APCD vs. 2023	4.60% to 5.10%	4.60% to 5.10%
Net Cruise Costs per APCD ex. Fuel vs. 2023	7.20% to 7.70%	7.10% to 7.60%
Full Year 2024
Net Yields vs. 2023	5.30% to 7.30%	5.25% to 7.25%
Net Cruise Costs per APCD vs. 2023	2.0% to 2.50%	2.0% to 2.50%
Net Cruise Costs per APCD ex. Fuel vs. 2023	3.80% to 4.30%	3.75% to 4.25%

GUIDANCE	First Quarter 2024	Full Year 2024
APCDs	12.3 million	50.9 million
Capacity change vs. 2023	9.7%	8.5%
Depreciation and amortization	$385 to $395 million	$1,600 to $1,610 million
Net Interest, excluding loss on extinguishment of debt	$305 to $315 million	$1,230 to $1,240 million
Adjusted EPS	$1.10 to $1.20	$9.50 to $9.70

SENSITIVITY	First Quarter 2024	Full Year 2024
1% Change in Currency	$4 million	$18 million
1% Change in Net Yields	$25 million	$120 million
1% Change in NCC excluding Fuel	$15 million	$61 million
100 basis pt. Change in SOFR	$4 million	$26 million
10% Change in Fuel prices	$16 million	$58 million

Exchange rates used in guidance calculations
GBP	$1.27
AUD	$0.66
CAD	$0.74
EUR	$1.08

Liquidity and Financing Arrangements
As of December 31, 2023, the Group’s liquidity position was $3.1 billion, which includes cash and cash equivalents and undrawn revolving credit facility capacity.

During the fourth quarter, the company refinanced its $3.0 billion revolving credit facilities and $500 million term loan into new $3.5 billion multiyear revolving credit facilities. In addition, the company repaid from liquidity on hand, the remaining $500 million of its 11.50% senior secured notes due June 2025. Finally, the company settled its 2.875% convertible notes in November by utilizing $224.5 million of liquidity on hand and issuing 146,500 shares.

"Our accelerated performance and commitment to strengthening the balance sheet allowed us to pay off approximately $4 billion of debt in 2023 and significantly reduce leverage consistent with our Trifecta goal of returning to investment grade metrics,” said Naftali Holtz, chief financial officer, Royal Caribbean Group. “We will continue to strategically allocate capital to invest in our future while also paying down debt, and will be close to investment grade metrics in 2024.”

The company noted that as of December 31, 2023, the scheduled debt maturities for 2024, 2025, 2026, and 2027 were $1.7 billion, $2.6 billion, $3.4 billion and $3.8 billion, respectively. Approximately 80% of the company's debt is tied to fixed interest rates.

Capital Expenditures and Capacity Guidance
Capital expenditures for the full year 2024 are expected to be approximately $3.3 billion, based on current foreign exchange rates and are predominantly related to the company's new ship order book. The company expects to take delivery of Utopia of the Seas and Silver Ray in 2024. All ship orders have committed financing in place. Non-new ship related capital expenditures are expected to be $0.6 billion.

Capacity changes for 2024 are expected to be 8.5% compared to 2023. Capacity changes for 2025, 2026, and 2027 are expected to be 5%, 6%, and 4%, respectively. These figures do not include potential ship sales or additions that the company may elect in the future.

Conference call scheduled
The company has scheduled a conference call at 10 a.m. Eastern Time today. This call can be heard, either live or on a delayed basis, on the company's investor relations website at www.rclinvestor.com.

Definitions
Selected Operational and Financial Metrics

Adjusted EBITDA is a non-GAAP measure that represents EBITDA (as defined below) excluding certain items that we believe adjusting for is meaningful when assessing our profitability on a comparative basis. For the periods presented, these items included (i) loss contingency in connection with the ongoing Havana Docks litigation recorded in other (income) expenses in 2022; (ii) gain on sale of controlling interest; (iii) impairment and credit losses; (iv) restructuring charges and other initiative expenses; and (v) equity investments impairment and recovery of losses.

Adjusted Earnings (Loss) per Share ("Adjusted EPS") is a non-GAAP measure that represents Adjusted Net Income (Loss) attributable to Royal Caribbean Cruises Ltd. (as defined below) divided by weighted average shares outstanding or by diluted weighted average shares outstanding, as applicable. We believe that this non-GAAP measure is meaningful when assessing our performance on a comparative basis.

Adjusted Net Income (Loss) attributable to Royal Caribbean Cruises Ltd. is a non-GAAP measure that represents net income (loss) less net income attributable to noncontrolling interest, excluding certain items that we believe adjusting for is meaningful when assessing our performance on a comparative basis. For the periods presented, these items included (i) loss on extinguishment of debt; (ii) gain on sale of controlling interest; (iii) tax on the sale of PortMiami noncontrolling interest; (iv) Silver Whisper deferred tax liability release; (v) impairment and credit losses; (vi) the amortization of the Silversea Cruises intangible assets resulting from the Silversea Cruises acquisition in 2018; (vii) restructuring charges and other initiative expenses; (viii) equity investments impairment and recovery of losses, and (ix) loss contingency recorded in 2022 in connection with the ongoing Havana Docks litigation inclusive of related legal fees and costs.

Available Passenger Cruise Days ("APCD") is our measurement of capacity and represents double occupancy per cabin multiplied by the number of cruise days for the period, which excludes canceled cruise days and cabins not available for sale. We use this measure to perform capacity and rate analysis to identify our main non-capacity drivers that cause our cruise revenue and expenses to vary.
Constant Currency is a significant measure for our revenues and expenses, which are denominated in currencies other than the U.S. Dollar. Because our reporting currency is the U.S. Dollar, the value of these revenues and expenses in U.S. Dollar will be affected by changes in currency exchange rates. Although such changes in local currency prices are just one of many elements impacting our revenues and expenses, it can be an important element. For this reason, we also monitor our revenues and expenses in "Constant Currency" - i.e., as if the current period's currency exchange rates had remained constant with the comparable prior period's rates. For the 2023 periods presented, we calculate "Constant Currency" by applying the average for 2019 or Q4 2019 period exchange rates for each of the corresponding months of the reported and/or forecasted period, so as to calculate what the results would have been had exchange rates been the same throughout both periods. We do not make predictions about future exchange rates and use current exchange rates for calculations of future periods. It should be emphasized that the use of Constant Currency is primarily used by us for comparing short-term changes and/or projections. Over the longer term, changes in guest sourcing and shifting the amount of purchases between currencies can significantly change the impact of the purely currency-based fluctuations.

EBITDA is a non-GAAP measure that represents of Net Income (Loss) attributable to Royal Caribbean Cruises Ltd. excluding (i) interest income; (ii) interest expense, net of interest capitalized; (iii) depreciation and amortization expenses; and (iv) income tax expense. We believe that this non-GAAP measure is meaningful when assessing our operating performance on a comparative basis.

Occupancy ("Load factor"), in accordance with cruise vacation industry practice, is calculated by dividing Passenger Cruise Days (as defined below) by APCD. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days represent the number of passengers carried for the period multiplied by the number of days of their respective cruises.

Gross Cruise Costs represent the sum of total cruise operating expenses plus marketing, selling and administrative expenses.

Net Cruise Costs (“NCC”) and NCC excluding Fuel are non-GAAP measures that represent Gross Cruise Costs excluding commissions, transportation and other expenses and onboard and other expenses and, in the case of Net Cruise Costs excluding Fuel, fuel expenses. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Costs and Net Cruise Costs excluding Fuel to be the most relevant indicators of our cost performance. For the 2023 and 2019 periods presented, Net Cruise Costs and Net Cruise Costs excluding Fuel exclude (i) the gain on sale of controlling interest; (ii) impairment and credit losses; (iii) restructuring charges and other initiative expenses; (iv) the transaction and integration costs related to the Silversea Cruises acquisition; and (v) the costs related to the Oasis of the Seas incident included within other operating expenses.

Invested Capital represents the most recent five-quarter average of total debt (i.e., Current portion of long-term debt plus Long-term debt) plus the most recent five-quarter average of Total shareholders' equity. We use this measure to calculate ROIC (as defined below).

Adjusted Operating Income (Loss) is a non-GAAP measure that represents operating income (loss) including income (loss) from equity investments and income taxes but excluding certain items that we believe adjusting for is meaningful when assessing our operating performance on a comparative basis. We use this non-GAAP measure to calculate ROIC (as defined below).

Return on Invested Capital ("ROIC") represents Adjusted Operating Income (Loss) divided by Invested Capital. We believe ROIC is a meaningful measure because it quantifies how efficiently we generated operating income relative to the capital we have invested in the business. ROIC is also used as a key metric in our long-term incentive compensation program for our executive officers.

Gross Margin Yield represent Gross Margin per APCD.

Adjusted Gross Margin represent Gross Margin, adjusted for payroll and related, food, fuel, other operating, and depreciation and amortization expenses. Gross Margin is calculated pursuant to GAAP as total revenues less total cruise operating expenses, and depreciation and amortization.

Net Yields represent Adjusted Gross Margin per APCD. We utilize Adjusted Gross Margin and Net Yields to manage our business on a day-to-day basis as we believe that they are the most relevant measures of our pricing performance because they reflect the cruise revenues earned by us net of our most significant variable costs, which are commissions, transportation and other expenses, and onboard and other expenses.

Adjusted EBITDA Margin is a non-GAAP measure that represents Adjusted EBITDA (as defined above) divided by total revenues.

For additional information see “Adjusted Measures of Financial Performance” below.

About Royal Caribbean Group
Royal Caribbean Group (NYSE: RCL) is one of the leading cruise companies in the world with a global fleet of 65 ships traveling to approximately 1,000 destinations around the world. Royal Caribbean Group is the owner and operator of three award winning cruise brands: Royal Caribbean International, Celebrity Cruises, and Silversea Cruises and it is also a 50% owner of a joint venture that operates TUI Cruises and Hapag-Lloyd Cruises. Together, the brands have an additional 8 ships on order as of December 31, 2023. Learn more at www.royalcaribbeangroup.com or www.rclinvestor.com.

Cautionary Statement Concerning Forward-Looking Statements
Certain statements in this press release relating to, among other things, our future performance estimates, forecasts and projections constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to: statements regarding revenues, costs and financial results for 2024 and beyond; demand for our brands; our progress towards achievement of our Trifecta goals; future capital expenditures; and expectations regarding our credit profile. Words such as “anticipate,” “believe,” “could,” “driving,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “will,” “would,” “considering,” and similar expressions are intended to help identify forward-looking statements. Forward-looking statements reflect management’s current expectations, are based on judgments, are inherently uncertain and are subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to, the following: the impact of contagious illnesses on economic conditions and the travel industry in general and the financial position and operating results of our Company in particular, such as: governmental and self-imposed travel restrictions and guest cancellations; our ability to obtain sufficient financing, capital or revenues to satisfy liquidity needs, capital expenditures, debt repayments and other financing needs; the effectiveness of the actions we have taken to improve and address our liquidity needs; the impact of the economic and geopolitical environment on key aspects of our business, such as the demand for cruises, passenger spending, and operating costs; incidents or adverse publicity concerning our ships, port facilities, land destinations and/or passengers or the cruise vacation industry in general; concerns over safety, health and security of guests and crew; further impairments of our goodwill, long-lived assets, equity investments and notes receivable; an inability to source our crew or our provisions and supplies from certain places; an increase in concern about the risk of illness on our ships or when travelling to or from our ships, all of which reduces demand; unavailability of ports of call; growing anti-tourism sentiments and environmental concerns; changes in U.S. foreign travel policy; the uncertainties of conducting business internationally and expanding into new markets and new ventures; our ability to recruit, develop and retain high quality personnel; changes in operating and financing costs; our indebtedness, any additional indebtedness we may incur and restrictions in the agreements governing our indebtedness that limit our flexibility in operating our business; the impact of foreign currency exchange rates, the impact of higher interest rate and food and fuel prices; the settlement of conversions of our convertible notes, if any, in shares of our common stock or a combination of cash and shares of our common stock, which may result in substantial dilution for our existing shareholders; our expectation that we will not declare or pay dividends on our common stock for the near future; vacation industry competition and changes in industry capacity and overcapacity; the risks and costs related to cyber security attacks, data breaches, protecting our systems and maintaining integrity and security of our business information, as well as personal data of our guests, employees and others; the impact of new or changing legislation and regulations (including environmental regulations) or governmental orders on our business; pending or threatened litigation, investigations and enforcement actions; the effects of weather, natural disasters and seasonality on our business; the impact of issues at shipyards, including ship delivery delays, ship cancellations or ship construction cost increases; shipyard unavailability; the unavailability or cost of air service; and uncertainties of a foreign legal system as we are not incorporated in the United States.
More information about factors that could affect our operating results is included under the caption “Risk Factors” in our most recent quarterly report on Form 10-Q, as well as our other filings with the SEC, copies of which may be obtained by visiting our Investor Relations website at www.rclinvestor.com or the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Adjusted Measures of Financial Performance
This press release includes certain adjusted financial measures defined as non-GAAP financial measures under Securities and Exchange Commission rules, which we believe provide useful information to investors as a supplement to our consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles, or U.S. GAAP.

The presentation of adjusted financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. These measures may be different from adjusted measures used by other companies. In addition, these adjusted measures are not based on any comprehensive set of accounting rules or principles. Adjusted measures have limitations in that they do not reflect all of the amounts associated with our results of operations as do the corresponding U.S. GAAP measures.

A reconciliation to the most comparable U.S. GAAP measure of all adjusted financial measures included in this press release can be found in the tables included at the end of this press release. We have not provided a quantitative reconciliation of the projected non-GAAP financial measures to the most comparable GAAP financial measures because preparation of meaningful U.S. GAAP projections would require unreasonable effort. Due to significant uncertainty, we are unable to predict, without unreasonable effort, the future movement of foreign exchange rates, fuel prices and interest rates inclusive of our related hedging programs. In addition, we are unable to determine the future impact of non-core business related gains and losses which may result from strategic initiatives. These items are uncertain and could be material to our results of operations in accordance with U.S. GAAP. Due to this uncertainty, we do not believe that reconciling information for such projected figures would be meaningful.

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(in millions, except per share data)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
	(unaudited)		(unaudited)

Passenger ticket revenues	$2,286	$1,702	$9,568	$5,793
Onboard and other revenues	1,045	902	4,332	3,047
Total revenues	3,331	2,604	13,900	8,840
Cruise operating expenses:
Commissions, transportation and other	450	393	2,001	1,357
Onboard and other	169	146	809	597
Payroll and related	309	307	1,197	1,288
Food	205	203	819	653
Fuel	300	293	1,150	1,073
Other operating	457	442	1,799	1,648
Total cruise operating expenses	1,890	1,784	7,775	6,616
Marketing, selling and administrative expenses	503	444	1,792	1,583
Depreciation and amortization expenses	368	361	1,455	1,407
Operating Income (Loss)	570	15	2,878	(766)
Other income (expense):
Interest income	4	14	36	36
Interest expense, net of interest capitalized	(346)	(432)	(1,402)	(1,364)
Equity investment income	51	27	200	57
Other income (expense)	1	(124)	(8)	(119)
	(290)	(515)	(1,174)	(1,390)
Net Income (Loss)	280	(500)	1,704	(2,156)
Less: Net Income attributable to noncontrolling interest	2	—	7	—
Net Income (Loss) attributable to Royal Caribbean Cruises Ltd.	$278	$(500)	$1,697	$(2,156)

Earnings (Loss) per Share:
Basic	$1.09	$(1.96)	$6.63	$(8.45)
Diluted	$1.06	$(1.96)	$6.31	$(8.45)

Weighted-Average Shares Outstanding:
Basic	256	255	256	255
Diluted	280	255	283	255

Comprehensive Income (Loss)
Net Income (Loss)	$280	$(500)	$1,704	$(2,156)
Other comprehensive income (loss):
Foreign currency translation adjustments	(11)	(22)	(9)	10
Change in defined benefit plans	2	14	6	49
(Loss) gain on cash flow derivative hedges	(20)	157	(27)	8
Total other comprehensive (loss) income	(29)	149	(30)	67
Comprehensive Income (Loss)	251	(351)	1,674	(2,089)
Less: Comprehensive Income attributable to noncontrolling interest	2	—	7	—
Comprehensive Income (Loss) attributable to Royal Caribbean Cruises Ltd.	$249	$(351)	$1,667	$(2,089)

ROYAL CARIBBEAN CRUISES LTD.
STATISTICS
(unaudited)

	Quarter Ended			Year Ended
	December 31,			December 31,
	2023	2022	2019	2023	2022	2019

Passengers Carried	1,939,360	1,746,130	1,607,561	7,646,203	5,536,335	6,553,865
Passenger Cruise Days	12,605,093	11,052,960	11,057,419	49,549,127	35,051,935	44,803,953
APCD	11,962,340	11,644,086	10,401,177	46,916,259	41,197,650	41,432,451
Occupancy	105.4%	94.9%	106.3%	105.6%	85.1%	108.1%

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED BALANCE SHEETS
(in millions, except share data)

	As of
	December 31,	December 31,
	2023	2022
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$497	$1,935
Trade and other receivables, net of allowances of $6.6 and $11.6 at December 31, 2023 and December 31, 2022, respectively	405	531
Inventories	248	224
Prepaid expenses and other assets	617	456
Derivative financial instruments	25	59
Total current assets	1,792	3,205
Property and equipment, net	30,114	27,546
Operating lease right-of-use assets	611	538
Goodwill	809	809
Other assets, net of allowances of $42.7 and $71.6 at December 31, 2023 and December 31, 2022, respectively	1,805	1,678
Total assets	$35,131	$33,776

Liabilities and shareholders' equity
Current liabilities
Current portion of long-term debt	$1,720	$2,088
Current portion of operating lease liabilities	65	80
Accounts payable	792	647
Accrued expenses and other liabilities	1,478	1,459
Derivative financial instruments	35	131
Customer deposits	5,311	4,168
Total current liabilities	9,401	8,573
Long-term debt	19,732	21,303
Long-term operating lease liabilities	613	523
Other long-term liabilities	486	508
Total liabilities	30,232	30,907
Shareholders' equity
Preferred stock ($0.01 par value; 20,000,000 shares authorized; none outstanding)	—	—
Common stock ($0.01 par value; 500,000,000 shares authorized; 284,672,386 and 283,257,102 shares issued, December 31, 2023 and December 31, 2022, respectively)	3	3
Paid-in capital	7,474	7,285
Accumulated deficit	(10)	(1,707)
Accumulated other comprehensive loss	(674)	(644)
Treasury stock (28,248,125 and 28,018,385 common shares at cost, December 31, 2023 and December 31, 2022, respectively)	(2,069)	(2,068)
Total shareholders’ equity attributable to Royal Caribbean Cruises Ltd	4,724	2,869
Noncontrolling Interests	175	—
Total shareholders' equity	4,899	2,869
Total liabilities and shareholders’ equity	$35,131	$33,776

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Year Ended December 31,
	2023	2022
	(unaudited)
Operating Activities
Net Income (Loss)	$1,704	$(2,156)
Adjustments:
Depreciation and amortization	1,455	1,407
Net deferred income tax benefit	(8)	(22)
(Gain) loss on derivative instruments not designated as hedges	(19)	100
Share-based compensation expense	126	36
Equity investment income	(200)	(57)
Amortization of debt issuance costs, discounts and premiums	109	163
Loss on extinguishment of debt	121	94
Changes in operating assets and liabilities:
Decrease (increase) in trade and other receivables, net	99	(234)
Increase in inventories	(24)	(74)
Increase in prepaid expenses and other assets	(184)	(153)
Increase in accounts payable trade	124	75
Increase in accrued liabilities	13	352
Increase in customer deposits	1,143	1,007
Other, net	18	(57)
Net cash provided by operating activities	4,477	481

Investing Activities
Purchases of property and equipment	(3,897)	(2,710)
Cash received on settlement of derivative financial instruments	35	53
Cash paid on settlement of derivative financial instruments	(86)	(356)
Investments in and loans to unconsolidated affiliates	(31)	—
Cash received on loans to unconsolidated affiliates	40	19
Proceeds from the sale of property and equipment and other assets	13	—
Other, net	3	7
Net cash used in investing activities	(3,923)	(2,987)

Financing Activities
Debt proceeds	7,641	9,787
Debt issuance costs	(194)	(252)
Repayments of debt	(9,566)	(7,729)
Premium on repayment of debt	(80)	(49)
Proceeds from sale of noncontrolling interest	209	—
Other, net	(3)	(16)
Net cash (used in) provided by financing activities	(1,993)	1,741
Effect of exchange rate changes on cash	1	(2)
Net decrease in cash and cash equivalents	(1,438)	(767)
Cash and cash equivalents at beginning of year	1,935	2,702
Cash and cash equivalents at end of year	$497	$1,935

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Year Ended December 31,
	2023	2022
	(unaudited)
Supplemental Disclosures
Cash paid during the year for:
Interest, net of amount capitalized	$1,442	$960
Non-Cash Investing Activities
Purchases of property and equipment included in accounts payable and accrued expenses and other liabilities	$50	$34
Acquisition of property and equipment from assumed debt	$—	$277
Non-Cash Financing Activities
Debt related to acquisition of property and equipment	$—	$277

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
Gross Margin Yields and Net Yields were calculated by dividing Gross Margin and Adjusted Gross Margin by APCD as follows (in millions, except APCD and Yields):

	Quarter Ended December 31,			Year Ended December 31,
	2023	2023 On a Constant Currency Basis	2019	2023	2023 On a Constant Currency Basis	2019
Total revenues	$3,331	$—	$2,517	$13,900	$—	$10,951
Less:
Cruise operating expenses	1,890	—	1,482	7,775	—	6,063
Depreciation and amortization expenses	368	—	322	1,455	—	1,246
Gross Margin	1,073	1,086	713	4,670	4,699	3,642
Add:
Payroll and related	309	—	280	1,197	—	1,079
Food	205	—	148	819	—	584
Fuel	300	—	178	1,150	—	698
Other operating	457	—	369	1,799	—	1,406
Depreciation and amortization expenses	368	—	322	1,455	—	1,246
Adjusted Gross Margin	$2,712	$2,726	$2,010	$11,090	$11,123	$8,655

APCD	11,962,340	11,962,340	10,401,177	46,916,259	46,916,259	41,432,451
Gross Margin Yields	$89.70	$90.78	$68.55	$99.54	$100.16	$87.90
Net Yields	$226.71	$227.88	$193.25	$236.38	$237.08	$208.89

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)

Gross Cruise Costs, Net Cruise Costs and Net Cruise Costs excluding Fuel were calculated as follows (in millions, except APCD and costs per APCD):

	Quarter Ended December 31,			Year Ended December 31,
	2023	2023 On a Constant Currency Basis	2019	2023	2023 On a Constant Currency Basis	2019
Total cruise operating expenses	$1,890	$—	$1,482	$7,775	$—	$6,063
Marketing, selling and administrative expenses	503	—	415	1,792	—	1,559
Gross Cruise Costs	2,393	2,403	1,897	9,567	9,602	7,622
Less:
Commissions, transportation and other	450	—	377	2,001	—	1,656
Onboard and other	169	—	130	809	—	640
Net Cruise Costs including other costs	1,774	—	1,390	6,757	—	5,326
Less:
Gain on sale of controlling interests (1)	—	—	—	(3)	—	—
Impairment and credit losses (2)	15	—	—	8	—	—
Restructuring charges and other initiatives expense (3)	—	—	14	5	—	14
Integration costs related to Silversea Cruises acquisition (3)	—	—	—	—	—	1
Transaction costs related to Silversea Cruises acquisition (3)	—	—	—	—	—	1
Incidental costs related to the Oasis of the Seas incident included within other operating expenses	—	—	3	—	—	15
Net Cruise Costs	1,759	1,766	1,373	6,747	6,769	5,295
Less:
Fuel	300	—	178	1,150	—	698
Net Cruise Costs excluding Fuel	$1,459	$1,466	$1,195	$5,597	$5,619	$4,597

APCD	11,962,340	11,962,340	10,401,177	46,916,259	46,916,259	41,432,451
Gross Cruise Costs per APCD	$200.04	$200.88	$182.38	$203.92	$204.66	$183.96
Net Cruise Costs per APCD	$147.04	$147.63	$132.00	$143.81	$144.28	$127.80
Net Cruise Costs excluding Fuel per APCD	$121.97	$122.55	$114.89	$119.30	$119.77	$110.95

(1) Represents gain on sale of controlling interest in cruise terminal facilities in Italy. These amounts are included in Other operating within our consolidated statements of comprehensive income (loss).
(2) Represents asset impairments and credit loss recoveries for notes receivables for which credit losses were previously recorded. These amounts are included in Other operating within our consolidated statements of comprehensive income (loss). Additionally, includes an $11.4 million impairment related to ceasing the use of certain real estate assets in our shoreside operations. This amount is included in Marketing, selling and administrative expenses within our consolidated statements of comprehensive income (loss).
(3) These amounts are included in Marketing, selling and administrative expenses within our consolidated statements of comprehensive income (loss).

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin were calculated as follows (in millions, except APCD and per APCD data):

	Quarter Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022

Net Income (Loss) attributable to Royal Caribbean Cruises Ltd.	$278	$(500)	$1,697	$(2,156)
Interest income	(4)	(14)	(36)	(36)
Interest expense, net of interest capitalized	346	432	1,402	1,364
Depreciation and amortization expenses	368	361	1,455	1,407
Income tax expense (1)	—	—	6	4
EBITDA	988	279	4,524	583

Other (income) expenses (2)	(1)	124	2	115
Gain on sale of controlling interest (3)	—	—	(3)	—
Impairment and credit losses (4)	15	1	8	1
Restructuring charges and other initiatives expense	—	5	5	12
Equity investment impairment and recovery of losses (5)	—	—	8	—
Adjusted EBITDA	$1,002	$409	$4,544	$711

Total revenues	$3,331	$2,604	$13,900	$8,840

APCD	11,962,340	11,644,086	46,916,259	41,197,650
Net Income (Loss) per APCD	$23.24	$(42.94)	$36.17	$(52.33)
Adjusted EBITDA per APCD	$83.76	$35.13	$96.85	$17.26
Adjusted EBITDA Margin	30.1%	15.7%	32.7%	8.0%

(1) These amounts are included in Other income (expense) within our consolidated statements of comprehensive income (loss).
(2) Represents net non-operating (income) expense. For 2022, primarily represents our loss contingency recorded in connection with the ongoing Havana Docks litigation inclusive of related legal fees and costs. The amount excludes income tax expense, included in the EBITDA calculation above.
(3) Represents gain on sale of controlling interest in cruise terminal facilities in Italy. These amounts are included in Other operating within our consolidated statements of comprehensive income (loss).
(4) Represents asset impairments and credit loss recoveries for notes receivables for which credit losses were previously recorded. These amounts are included in Other operating within our consolidated statements of comprehensive income (loss). Additionally, 2023 includes an $11.4 million impairment related to ceasing the use of certain real estate assets in our shoreside operations. This amount is included in Marketing, selling and administrative expenses within our consolidated statements of comprehensive income (loss).
(5) For the year ended December 31, 2023, represents equity method impairments of $12.6 million recognized during the third quarter of 2023, and a $4.2 million recovery of losses from one of our equity method investees recognized during the second quarter of 2023. These amounts are included in Equity investment income within our consolidated statements of comprehensive income (loss).

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
Adjusted Net Income (Loss) attributable to Royal Caribbean Cruises Ltd. and Adjusted Earnings (Loss) per Share were calculated as follows (in millions, except per share data):

	Quarter Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022

Net Income (Loss) attributable to Royal Caribbean Cruises Ltd.	$278	$(500)	$1,697	$(2,156)
Loss on extinguishment of debt	40	77	121	94
Gain on sale of controlling interest (1)	—	—	(3)	—
PortMiami tax on sale of noncontrolling interest (2)	(3)	—	7	—
Silver Whisper deferred tax liability release (3)	—	—	(26)	—
Impairment and credit losses (4)	15	1	8	1
Amortization of Silversea Cruises intangible assets resulting from the Silversea Cruises acquisition (5)	1	2	6	6
Restructuring charges and other initiatives expense	—	5	5	12
Equity investment impairment and recovery of losses (6)	—	—	12	—
Litigation loss contingency (7)	—	130	—	130
Adjusted Net Income (Loss) attributable to Royal Caribbean Cruises Ltd.	$331	$(285)	$1,827	$(1,913)

Earnings (Loss) per Share - Diluted (8)	$1.06	$(1.96)	$6.31	$(8.45)
Adjusted Earnings (Loss) per Share - Diluted (8)	$1.25	$(1.12)	$6.77	$(7.50)

Weighted-Average Shares Outstanding - Diluted	280	255	283	255

(1) Represents gain on sale of controlling interest in cruise terminal facilities in Italy. These amounts are included in Other operating within our consolidated statements of comprehensive income (loss).
(2) Represents tax on the PortMiami sale of noncontrolling interest. These amounts are included in Other income (expense) in our consolidated statements of comprehensive income (loss).
(3) Represents the release of the deferred tax liability subsequent to the execution of the bargain purchase option for the Silver Whisper. These amounts are included in Other income (expense) within our consolidated statements of comprehensive income (loss).
(4) Represents asset impairments and credit loss recoveries for notes receivables for which credit losses were previously recorded. These amounts are included in Other operating within our consolidated statements of comprehensive income (loss). Additionally, includes an $11.4 million impairment related to ceasing the use of certain real estate assets in our shoreside operations. This amount is included in Marketing, selling and administrative expenses within our consolidated statements of comprehensive income (loss).
(5) Represents the amortization of the Silversea Cruises intangible assets resulting from the 2018 Silversea Cruises acquisition.
(6) For the year ended December 31, 2023, represents equity method impairments of $12.6 million and recognition of deferred currency translation adjustment losses of $4.0 million. These amounts are included in Equity investment income and Other income (expense) within our consolidated statements of comprehensive income (loss), respectively. Additionally, the year ended December 31, 2023, includes a $4.2 million recovery of losses from one of our equity method investees recognized during the second quarter of 2023. This amount is included in Equity investment income within our consolidated statements of comprehensive income (loss).
(7) Represents the 2022 loss contingency recorded in connection with the ongoing Havana Docks litigation inclusive of related legal fees and costs. This amount is included in Other income (expense) within our consolidated statements of comprehensive income (loss).
(8) Diluted EPS and Adjusted EPS includes the add-back of dilutive interest expense related to our convertible notes of $19.2 million and $87.8 million for the quarter and year ended December 31, 2023.